                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           UCAR INTERNATIONAL INC.
               (Name of Registrant as Specified In Its Charter)
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[UCAR LOGO]            UCAR INTERNATIONAL INC.

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON MAY 13, 1997 AND
                       PROXY STATEMENT

                                                                   April 3, 1997

                                ADMISSION TICKET

                            UCAR INTERNATIONAL INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                            MAY 13, 1997 AT 10:00 AM
                                ETHAN ALLEN INN
                              DANBURY, CONNECTICUT

           PRESENT THIS TICKET TO ADMIT ONE STOCKHOLDER AND ONE GUEST

Name of Stockholder:
                    ------------------------------------------------------------

Address:
        ------------------------------------------------------------------------

                       (See reverse side for directions)

FROM NEW JERSEY:
Danbury is about one hour from the Tappan Zee Bridge. After crossing the bridge, follow signs to New England and the Cross Westchester Expressway (I-287). From I-287 take I-684 North towards Brewster. Take Exit 9E (I-84 East to Danbury). Get off I-84 at Exit 4 (Lake Avenue). Go to the end of the ramp and turn right. The Ethan Allen Inn is approximately 1/4 mile on the right. Please use parking lot and entrance located behind the building.

FROM BOSTON:
Take Massachusetts Turnpike (Route 90) to Sturbridge, Exit 9. Proceed onto I-84 West through Hartford and Waterbury to Danbury. Take Exit 4. Go to the end of the ramp and turn right. The Ethan Allen Inn is approximately 1/4 mile on the right. Please use parking lot and entrance located behind the building.

FROM HARTFORD:
Take I-84 West towards Waterbury/Danbury. Take Exit 4. Go to the end of the ramp and turn right. The Ethan Allen Inn is approximately 1/4 mile on the right. Please use parking lot and entrance located behind the building.

FROM NEW HAVEN:
Take Route 34 West to Newtown where you pick up I-84 West to Danbury. Take Exit
4. Go to the end of the ramp and turn right. The Ethan Allen Inn is approximately 1/4 mile on the right. Please use parking lot and entrance located behind the building.

FROM WHITE PLAINS/WESTCHESTER:
Take I-684 North to Brewster and proceed to Exit 9E (I-84 East to Danbury). Get off I-84 Exit 4. Go to the end of the ramp and turn right. The Ethan Allen Inn is approximately 1/4 mile on the right. Please use parking lot and entrance located behind the building.

FROM NY CITY AIRPORTS & LONG ISLAND:
Follow signs to Whitestone Bridge. Cross over bridge and bear left onto the Hutchinson River Parkway to White Plains and I-684 North towards Brewster. Take Exit 9E (I-84 East to Danbury). Get off I-84 at Exit 4. Go to the end of the ramp and turn right. The Ethan Allen Inn is approximately 1/4 mile on the right. Please use parking lot and entrance located behind the building.

[UCAR LOGO]

UCAR INTERNATIONAL INC.  39 Old Ridgebury Road, Section J-4, Danbury,
CT 06817-0001

ROBERT P. KRASS
Chairman of the Board,
President and
Chief Executive Officer

                                                                   April 3, 1997

To Our Stockholders:

     It is my pleasure to invite you to our annual meeting. It will be held on Tuesday, May 13, 1997 at 10:00 a.m., in the New World Ballroom of the Ethan Allen Inn, 21 Lake Avenue Extension (at Mill Plain Road), Danbury, Connecticut.

     On the following pages, you will find the formal notice of the annual meeting and our proxy statement. When you have finished reading the proxy statement, please promptly mark, sign and return the enclosed proxy card, to insure that your shares will be represented.

     We hope that many of you will be able to attend our annual meeting in person. If you intend to do so, please write your name where indicated on the enclosed ticket and bring it with you to the annual meeting.

     We appreciate the continuing interest of our stockholders in the business of UCAR International Inc., and I look forward to seeing many of you at the annual meeting.

                                          Sincerely yours,

                                          /s/ Robert P. Krass

                                          Chairman of the Board, Chief Executive
                                            Officer and President

[UCAR LOGO]

UCAR INTERNATIONAL INC.  39 Old Ridgebury Road, Section J-4, Danbury,
CT 06817-0001

PETER B. MANCINO
Vice President,
General Counsel
and Secretary

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1997

                                                                   April 3, 1997

     The annual meeting of stockholders of UCAR International Inc. will be held at 10:00 a.m. on Tuesday, May 13, 1997, in the New World Ballroom of the Ethan Allen Inn, 21 Lake Avenue Extension (at Mill Plain Road), Danbury, Connecticut, for the following purposes:

          1. To elect 8 directors or, under the circumstances described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders, 4 directors to serve on the Board of Directors until the annual meeting of stockholders for 1998.

          2. To transact such other business as may properly come before the meeting.

     To ensure that your shares will be represented at the annual meeting in the event that you do not attend, please mark and sign the enclosed proxy card and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          /s/ Peter B. Mancino

                                          Vice President, General Counsel and
                                          Secretary

[UCAR LOGO]

UCAR INTERNATIONAL INC.  39 Old Ridgebury Road, Section J-4, Danbury,
CT 06817-0001

                                PROXY STATEMENT
                  FOR ANNUAL MEETING OF STOCKHOLDERS FOR 1997

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
General Information for Stockholders.......................................................................     1
Election of Directors......................................................................................     1
     Nominees..............................................................................................     1
     Committees of the Board...............................................................................     3
     Compensation of Directors.............................................................................     4
     Compensation of Executive Officers....................................................................     4
     Compensation Committee Interlocks and Insider Participation...........................................    10
     Report of the Board on Executive Compensation.........................................................    10
     Performance Graph.....................................................................................    12
     Security Ownership of Management and Certain Beneficial Owners........................................    13
     Section 16(a) Beneficial Ownership Reporting Compliance...............................................    14
     Certain Transactions..................................................................................    15

Stockholder Proposals for the Annual Meeting of Stockholders for 1998......................................    15

Other Information..........................................................................................    16

GENERAL INFORMATION FOR STOCKHOLDERS

     Proxies are solicited from stockholders by the Board of Directors (the 'Board') of UCAR International Inc. ('UCAR') in order to provide every stockholder an opportunity to vote on all matters scheduled to come before the annual meeting of stockholders for 1997, whether or not he or she attends in person. When the enclosed proxy card is properly signed and returned, the shares represented will be voted by the proxyholders named on the proxy card in accordance with the stockholder's directions. Stockholders may vote on a matter by marking the appropriate box on the proxy card. If the proxy card is signed and returned and no box is marked for a specified matter, the shares will be voted as recommended by the Board on that matter. If a stockholder is a participant in the UCAR Carbon Savings Plan (the 'Savings Plan'), the proxy card will represent both the number of shares registered in the participant's name and the number of whole shares credited to the participant's account in the Savings Plan, and all such shares will be voted in accordance with the instructions on the proxy card.

     Management knows of no matters other than those set forth on the proxy card that will be presented for action at the meeting. Execution of a proxy card, however, confers on the proxyholders discretionary authority to vote the shares represented in accordance with their best judgment on any other business that may come before the meeting.

     This Proxy Statement and the enclosed proxy card (together, the 'Proxy Materials') are being mailed to stockholders beginning on or about April 3, 1997. Any stockholder executing a proxy may revoke that proxy or submit a revised one at any time before it is voted. A stockholder may also vote by ballot at the meeting, thereby canceling any proxy previously returned as to any matter on which such stockholder votes by ballot. A stockholder wishing to name as his or her proxy someone other than those designated on the enclosed proxy card may do so by crossing out the names of the three designated proxyholders and inserting the name(s) of the person(s) he or she wishes to have act as his or her proxy. No more than three persons should be so designated. In such a case, it will be necessary that the proxy be delivered by the stockholder to the person(s) named and that such person(s) named be present and vote at the meeting. Proxy cards on which other proxyholders have been named should not be mailed directly to UCAR.

     Stockholders of record at the close of business on March 21, 1997 are entitled to notice of and to vote the shares held on that date at the meeting. Each share of common stock, par value $.01 per share, of UCAR (the 'Common Stock') is entitled to one vote. As of February 28, 1997, 46,797,777 shares of Common Stock were outstanding. Those shares were held by 66 stockholders of record.

ELECTION OF DIRECTORS

  NOMINEES

     Unless a stockholder specifies otherwise and except as otherwise described in the next paragraph, each returned proxy card will be voted for the election to the Board of the 8 nominees who are listed below. These nominees were recommended by the Nominating Committee of the Board and approved by the Board. Except as otherwise described in the next paragraph, each nominee has consented to being named as a nominee for election as a director and agreed to serve if elected. Each nominee who is elected will serve as a director until his successor is elected at the annual meeting of stockholders for 1998 and qualified or upon his removal or resignation. Except as otherwise described in the next paragraph, if any of the nominees is not available for election at the time of the annual meeting, discretionary authority will be exercised to vote for substitutes unless the Board chooses to reduce the number of directors. Except as otherwise described in the next paragraph, UCAR is not aware of any circumstances that would render any nominee unavailable. All nominees are currently serving on the Board. The ages of the nominees are given as of February 28, 1997.

     UCAR has filed a registration statement on Form S-3 (the 'Registration Statement') with the Securities and Exchange Commission (the 'Commission') relating to a proposed firm commitment underwritten public offering (the 'Offering') of a substantial portion of the shares of Common Stock held by Blackstone Capital Partners II Merchant Banking Fund L.P. ('BCP'), Blackstone Offshore Capital Partners II L.P. ('BOCP') and Blackstone Family Investment Partnership II L.P. ('BFIP' and, together with BCP and BOCP, 'Blackstone'). The Offering is expected to close in April 1997. UCAR has been informed that Messrs. Hutchins, Lipson, Peterson and Schwarzman intend to resign from the Board upon the closing of the Offering. If such directors resign, they will not be nominated for re-election as directors at the Annual Meeting, the number of directors constituting all of the directors of UCAR will be reduced to 4 and the Board will instead recommend a vote for the remaining 4 nominees listed below.

     THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW, EXCEPT AS OTHERWISE DESCRIBED IN THE PRECEDING PARAGRAPH.

     o Robert P. Krass, age 60, was elected director and Chairman of the Board in connection with the leveraged recapitalization effected by UCAR and its subsidiaries (collectively, the 'Company') on January 26, 1995 (the 'Recapitalization'). The Company is a successor to the Carbon Products Division of Union Carbide Corporation ('Union Carbide'). Mr. Krass joined Union Carbide in 1963 and held various sales and management positions in the United States and Europe, including Director of Marketing, Europe, of the Carbon Products Division and Managing Director of the Division's business in the United Kingdom. He was Vice President, Marketing, of the Electrode Systems Division from 1983 to 1986. In 1987, he became President of the Carbon Products Division and Vice President of Union Carbide. He has been President of the Company since 1989 and Chief Executive Officer of the Company since 1991. Mr. Krass is a member of the Nominating Committee of the Board.

     o R. Eugene Cartledge, age 67, was elected director of UCAR in February 1996. From 1986 until his retirement in 1994, he was the Chairman of the Board and Chief Executive Officer of Union Camp Corporation, where he had served in various sales and management capacities since 1956. Mr.

        Cartledge is Chairman of the Board of Savannah Foods & Industries, Inc. and a director of Union Camp Corporation, Chase Brass Industries, Inc., Sun Company, Inc., Delta Air Lines, Inc. and Blount, Inc. Mr. Cartledge is a member of the Audit and Nominating Committees of the Board.

     o John R. Hall, age 64, was elected director of UCAR in November 1995. He retired as Chairman effective January 31, 1997 and as Chief Executive Officer effective October 1, 1996 of Ashland Inc., which positions he held since 1981. Mr. Hall served in various engineering and managerial capacities at Ashland Inc. since 1957. Mr. Hall is a director of Banc One Corporation, Canada Life Assurance Company, CSX Corporation, Humana Inc. and Reynolds Metals Company. Mr. Hall is Chairman of the Organization and Compensation Committee and a member of the Audit Committee of the Board.

     o Glenn H. Hutchins, age 41, was elected director of UCAR in connection with the Recapitalization. He is a member of Blackstone Group Holdings L.L.C. Mr. Hutchins joined The Blackstone Group L.P. in September 1994. Mr. Hutchins was a Managing Director of Thomas H. Lee Co. from 1987 until 1994 and, while on leave from Thomas H. Lee Co. during parts of 1993 and 1994, was a Special Advisor in the White House. Mr. Hutchins is a director of Haynes International Inc. Mr. Hutchins is a member of the Nominating and Organization and Compensation Committees of the Board.

     o Robert D. Kennedy, age 64, was elected director of the Company in June 1990. He joined Union Carbide in 1955 and held various marketing and management positions in the United States and Europe. He was Senior Vice President of Union Carbide from 1981 to 1985. In 1985, Mr. Kennedy was elected a director and President of Union Carbide. In 1986, he was elected Chief Executive Officer and Chairman of the Board of Union Carbide. Mr. Kennedy retired as Chief Executive Officer and President of Union Carbide in April 1995 and as Chairman of the Board (but not as a director) of Union Carbide in December 1995. Mr. Kennedy is also a director of Union Camp Corporation, Sun Company, Inc., Birmingham Steel Corp., KMart Corp. and General Signal Corp. Mr. Kennedy is Chairman of the Audit Committee and a member of the Organization and Compensation Committee of the Board.

     o Howard A. Lipson, age 33, was elected director of UCAR in connection with the Recapitalization. Mr. Lipson is a member of Blackstone Group Holdings L.L.C. Mr. Lipson was a Managing Director from 1994 to 1995, was a Vice President from 1991 to 1994 and joined The Blackstone Group L.P. in 1988. Mr. Lipson is a director of Volume Services, Inc., Prime Succession Inc., Ritvik Holdings, Inc., AMF Group, Inc., Rose Hills, Inc. and Transtar Holdings, L.P. Mr. Lipson is a member of the Organization and Compensation Committee of the Board.

     o Peter G. Peterson, age 70, was elected director of UCAR in connection with the Recapitalization. He is a Co-Founder and has served as Chairman of The Blackstone Group L.P. since 1985. Mr. Peterson is also a director of Sony Corporation, Transtar Holdings L.P. and the Federal Reserve Bank of New York.


     o Stephen A. Schwarzman, age 50, was elected director of UCAR in connection with the Recapitalization. He is a Co-Founder and has served as President and Chief Executive Officer of The Blackstone Group L.P. since 1985. Mr. Schwarzman is also a director of Great Lakes Dredge & Dock Corporation, Transtar, Inc., Collins & Aikman Corporation and Volume Services, Inc.

     The Board met four times in 1996. Each director listed above who was then serving attended 100% of such meetings and the meetings of all committees of which he was a member.

  COMMITTEES OF THE BOARD

     The Board has three standing committees. Their functions are as described below. If the Offering closes and Messrs. Hutchins and Lipson resign in connection therewith, the Board will change the composition of its standing committees to reflect the new composition of the Board.

     The Audit Committee was formed in July 1995 and consists of three directors, none of whom may be an employee of the Company or an employee of Blackstone. The Audit Committee is responsible for policies, procedures and other matters relating to accounting, internal financial controls and financial reporting, including the engagement of independent auditors and the planning, scope, timing and cost of any audit and any other services they may be asked to perform, and reviews with the auditors their report on the financial statements following completion of each such audit. In addition, the Audit Committee is responsible for policies, procedures and other matters relating to business integrity, ethics and conflicts of interest. The Audit Committee met three times in 1996.

     The Nominating Committee was formed in July 1995 and consists of three directors. The Nominating Committee is responsible for nominating individuals for election as directors of UCAR. The Nominating Committee met one time in 1996.

     Candidates for nomination for election as director are considered on the basis of their broad business, financial and public service experience, their ability to represent the interests of all stockholders, their professional reputation and their ability and willingness to devote the time required to serve effectively as a director and as a member of one or more committees of the Board, all in light of any conflicts of interest and the composition of the Board as a whole. Nominees must also be free of any legal impediments or other considerations that might preclude service as a director. The Nominating Committee will consider nominees recommended by stockholders in accordance with UCAR's Certificate of Incorporation and By-Laws and applicable provisions of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and the rules and regulations promulgated thereunder. The By-Laws provide that notice of nominations for the election of directors by a stockholder must be received by the Secretary of UCAR not later than 80 days before the meeting before which such nominations are to be brought, except in certain circumstances, and must contain detailed information regarding such nominee and the stockholder making such nomination.


     The Organization and Compensation Committee was formed in May 1996 by the merger of the former Compensation Committee and the former Stock Compensation Committee and consists of four directors. The Organization and Compensation Committee is responsible for policies, procedures and other matters relating to employee benefit and compensation plans, including compensation of the executive officers as a group and the chief executive officer individually; policies, procedures and other matters relating to management development; reviewing, monitoring and recommending (for approval by the Board) plans with respect to succession of officers and other key employees; and administering and making awards under the stock based compensation plans (other than the Savings Plan) of UCAR. The Compensation Committee met one time in 1996 prior to its merger into the Organization and Compensation Committee. The Stock Compensation Committee met one time in 1996 prior to its merger into the Organization and Compensation Committee. The Organization and Compensation Committee met two times in 1996.

  COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or Blackstone are entitled to receive an annual retainer of $20,000 (or $22,000, if such director serves as a chairman of one or more committees of the Board), which retainer is prorated if a director is not a director on January 1 of the relevant year, a fee of $1,000 for each meeting of the Board attended and awards of shares of Common Stock as described under '--1995 Directors Stock Plan.' At the option of the Board, such retainers and fees may be paid in shares of Common Stock. Directors who are employees of the Company or Blackstone do not receive any compensation for rendering services as such. All directors are entitled to reimbursement for all expenses incurred in connection with rendering services as such.

  COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information concerning compensation received by the chief executive officer and each of the other five most highly compensated executive officers who received total salary and bonus compensation in excess of $100,000 (collectively, the 'Named Executive Officers') for services rendered in all capacities (including service as a director of UCAR or an officer or director of one or more of its subsidiaries) during UCAR's last fiscal year.

                         SUMMARY COMPENSATION TABLE(A)

                                                                                                  LONG TERM COMPENSATION
                                                                                           ------------------------------------
                                                        ANNUAL COMPENSATION                        AWARDS             PAYOUTS
                                            --------------------------------------------   -----------------------   ----------
                                                                              OTHER        RESTRICTED   SECURITIES   LONG TERM
             NAME AND                                     VARIABLE           ANNUAL          STOCK      UNDERLYING      PLAN
        PRINCIPAL POSITION           YEAR    SALARY    COMPENSATION(B)   COMPENSATION(C)   AWARDS(D)     OPTIONS     PAYOUTS(E)
-----------------------------------  ----   --------   ---------------   ---------------   ----------   ----------   ----------
Robert P. Krass ...................  1996   $525,000     $ 1,608,250        $ 232,504      $       --    $     --    $       --
  Chairman of the Board,             1995    512,500       1,366,750          223,844       1,032,597     970,385     3,434,086
  President and Chief
  Executive Officer
Robert J. Hart ....................  1996    300,000         894,000          138,221              --          --            --
  Vice President and                 1995    292,917         756,000          136,353         628,467     453,777     1,545,339
  General Manager (North
  and South America)
Peter B. Mancino ..................  1996    180,000         513,000           47,518              --          --            --
  Vice President, General            1995    177,500         430,200           43,937          82,604     314,153       858,521
  Counsel and Secretary
Maurice Marcellin(g) ..............  1996    266,560         698,000            2,645              --          --            --
  Vice President and                 1995    261,300         587,600            9,078              --          --     1,030,226
  General Manager (Europe
  and South Africa)
William P. Wiemels ................  1996    200,000         573,000           72,077              --          --            --
  Vice President, Chief              1995    195,833         481,000          134,727         183,806     363,022       858,521
  Financial Officer and
  Treasurer
Fred C. Wolf ......................  1996    165,000         458,250           45,058              --          --            --
  Vice President,                    1995    162,333         382,350           41,717          82,604     258,304       858,521
  Administration and
  Strategic Projects

             NAME AND                   ALL OTHER
        PRINCIPAL POSITION           COMPENSATION(F)
-----------------------------------  ---------------
Robert P. Krass ...................      $71,934
  Chairman of the Board,                  75,752
  President and Chief
  Executive Officer
Robert J. Hart ....................       53,102
  Vice President and                      50,466
  General Manager (North
  and South America)
Peter B. Mancino ..................       24,805
  Vice President, General                 10,028
  Counsel and Secretary
Maurice Marcellin(g) ..............       15,282

  Vice President and                      15,240
  General Manager (Europe
  and South Africa)
William P. Wiemels ................       30,361
  Vice President, Chief                   11,486
  Financial Officer and
  Treasurer
Fred C. Wolf ......................       23,188
  Vice President,                          9,253
  Administration and
  Strategic Projects

------------------
(a) Includes, for each year, compensation earned but deferred under the Deferral Plan (as defined) or other applicable plans or statutory provisions.

(b) Includes Annual Plan Variable Compensation (as defined) and Supplemental Plan Variable Compensation (as defined).

(c) Includes, for 1996 and 1995, respectively: for Mr. Krass, $86,100 and $77,700, for Mr. Hart, $49,200 and $44,400, for Mr. Mancino, $29,520 and
    $26,640, for Mr. Wiemels, $32,800 and $29,600, and for Mr. Wolf, $27,060 and
    $24,420, of payments under a group profit sharing plan for employees in the United States; for Mr. Krass, $12,050 and $4,920, for Mr. Hart, $7,250 and $6,000, for Mr. Mancino, $7,250 and $6,000, for Mr. Wiemels, $7,250 and $6,000, and for Mr. Wolf, $7,250 and $6,000, of financial planning services and related tax advice; and for Mr. Krass, $134,354 and $141,224, for Mr. Hart, $81,771 and $85,953, for Mr. Mancino, $10,748 and $11,297, for Mr.
    Wiemels, $23,915 and $25,137, and for Mr. Wolf, $10,748 and $11,297, of
    imputed interest income and reimbursement for tax liabilities on loans made in connection with shares of Common Stock purchased by and granted to such person in connection with the Recapitalization. Also includes, for Mr. Wiemels for 1996 and 1995, respectively, $7,758 and $62,182 of reimbursement of relocation expenses and $354 and $11,808 of reimbursement for tax liabilities on certain relocation expenses.

(d) Consists of restricted matching stock granted in connection with the Recapitalization which vested in connection with UCAR'S initial public offering of shares of Common Stock in August 1995 (the 'Initial Offering'). The value of such stock at December 31 of each of 1996 and 1995, respectively, was: for Mr. Krass, $5,112,034 and $4,585,545; for Mr. Hart, $3,111,324 and $2,790,889; for Mr. Mancino, $408,946 and $366,829; for Mr.
    Wiemels, $909,961 and $816,244; and for Mr. Wolf, $408,946 and $366,829. Any
    dividends payable on the outstanding shares of Common Stock are payable in the same manner on such restricted matching stock.

(e) Consists of payments under the Company's Long Term Incentive Compensation Plan (the 'Long Term Plan'). Prior to the Recapitalization, approximately 25 management employees, including the Named Executive Officers, participated in the Long Term Plan, which provided for cash awards based on the achievement of annual and cumulative financial performance goals for 1993, 1994 and 1995. The Company substantially exceeded most of the performance goals for 1993 and 1994. The Long Term Plan provided that, in the event of a change in control of the Company, the performance goals for the period following the change in control would be deemed to be 100% achieved and payment of the awards would be accelerated. The Recapitalization constituted such a change in control.

(f) Includes, for 1996 and 1995, respectively: for Mr. Krass, $66,309 and $70,239, for Mr. Hart, $44,540 and $44,677, for Mr. Mancino, $21,955 and
    $7,186, for Mr. Wiemels, $23,349 and $7,250, and for Mr. Wolf, $18,925 and
    $5,361, for annual life insurance premiums paid on a split dollar life contract; and for Mr. Krass, $5,625 and $5,513, for Mr. Hart, $8,562 and $5,789, for Mr. Mancino, $2,850 and $2,842, for Mr. Wiemels, $7,012 and $4,236, and for Mr. Wolf, $4,262 and $3,892, for employer contributions to the Savings Plan. The amount of the whole life insurance portion reported as paid for the Named Executive Officer is the entire premium minus that portion of the premium actually paid by the Named Executive Officer. The Company recovers its contributions following the latest of the Named Executive Officer's retirement, attainment of age 65 or fifteenth year of participation.

(g) The exchange rate used for Salary, Other Annual Compensation and All Other Compensation was an average exchange rate for the french franc for each of 1996 and 1995. Other Annual Compensation includes productivity incentives of $2,645 for 1996 and $9,078 for 1995 under a group incentive program for employees in France. Productivity incentives can be paid when earned or can be deferred for five years, at the employee's option. Productivity incentives plus interest thereon are non-taxable when received more than five years after earned. All Other Compensation includes profit sharing (mandated by french law) of $15,282 for 1996 and $15,240 for 1995. Profit sharing is not paid for five years, although special circumstances, such as retirement, lay off or death, permit earlier payment.

     No options to purchase shares of Common Stock were granted to Named Executive Officers in 1996. The following tables sets forth certain information relating to the exercise of previously granted options to purchase shares of Common Stock by the Named Executive Officers during 1996.

                      AGGREGATED OPTION EXERCISES IN 1996
                     AND OPTION VALUES AT DECEMBER 31, 1996
                       WITH RESPECT TO UCAR COMMON STOCK

                                 NUMBER OF
                                  SHARES                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE-
                                 ACQUIRED                      UNDERLYING UNEXERCISED              MONEY OPTIONS
                                    ON          VALUE       OPTIONS AT DECEMBER 31, 1996        AT DECEMBER 31, 1996
             NAME                EXERCISE      REALIZED     (EXERCISABLE/UNEXERCISABLE)     (EXERCISABLE/UNEXERCISABLE)
------------------------------   ---------    ----------    ----------------------------    ----------------------------
Robert P. Krass...............         --     $       --           808,654/161,731             $24,279,836/$4,855,973
Robert J. Hart................     65,000      1,805,375            313,147/75,630                9,402,239/2,270,791
Peter B. Mancino..............     45,000      1,249,875            216,794/52,359                6,509,240/1,572,079
Maurice Marcellin.............         --             --                        --                                 --
William P. Wiemels............     38,000      1,055,450            264,518/60,504                7,942,153/1,816,633
Fred C. Wolf..................     45,000      1,249,875            170,253/43,051                5,111,846/1,292,606

     Prior to the sale of 50% of the equity of the Company by Union Carbide to a joint venture partner on February 25, 1991, certain executive officers of the Company were granted options to purchase shares of common stock of Union Carbide under Union Carbide's incentive compensation plans. No options to purchase shares of common stock of Union Carbide were granted to officers of the Company following such sale. The following table sets forth certain information as to such options.

                      AGGREGATED OPTION EXERCISES IN 1996
                     AND OPTION VALUES AT DECEMBER 31, 1996
                   WITH RESPECT TO UNION CARBIDE COMMON STOCK

                                 NUMBER OF
                                  SHARES                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE-
                                 ACQUIRED                      UNDERLYING UNEXERCISED              MONEY OPTIONS
                                    ON          VALUE       OPTIONS AT DECEMBER 31, 1996        AT DECEMBER 31, 1996
             NAME                EXERCISE      REALIZED            (EXERCISABLE)                   (EXERCISABLE)
------------------------------   ---------    ----------    ----------------------------    ----------------------------
Robert P. Krass...............      --            --                   48,000                        $1,485,972
Robert J. Hart................      --            --                       --                                --
Peter B. Mancino..............      --            --                       --                                --
Maurice Marcellin.............      --            --                       --                                --
William P. Wiemels............      --            --                    2,500                            79,730

Fred C. Wolf..................      --            --                       --                                --

     Employment and Other Agreements

     In connection with the Recapitalization, UCAR entered into employment agreements (the 'Employment Agreements') with Messrs. Krass, Hart, Mancino, Wiemels and Wolf (the 'Senior Executives'). Each of the Employment Agreements has a three year term which will automatically renew annually for additional one year terms unless UCAR or the Senior Executive gives written notice of nonrenewal not less than 90 days prior to the expiration of the then current term. Each of the Employment Agreements is terminable by UCAR for cause or by the relevant Senior Executive for good reason and contains a non-competition covenant which remains in effect for a period of two years beyond the expiration of the then current term.

     Under the Employment Agreements, base salaries are: for Mr. Krass, $525,000; for Mr. Hart, $300,000; for Mr. Wiemels, $200,000 ($235,000, effective after March 1997); for Mr. Mancino, $180,000 ($200,000, effective after March
1997); and for Mr. Wolf, $165,000 ($190,000, effective after March 1997). The Employment Agreements provide the Senior Executives with the opportunity receive two bonuses, one of which is payable pursuant to the UCAR International Inc. Officers' Incentive Plan ('Annual Plan Variable Compensation') and the other of which is payable only if actual EBITDA (as defined in the Employment Agreements) equals or exceeds specified targets ('Supplemental Plan Variable Compensation'). In addition to the Senior Executives, Mr. Marcellin and certain other management employees of the Company have been provided with the opportunity to receive such bonuses. The amount of Annual Plan Variable Compensation for 1996 did not exceed an aggregate of $690,000 for the Senior Executives and $110,000 for Mr. Marcellin. If UCAR achieves 100% of the specified target for any year, Supplemental Plan Variable Compensation will equal 75% of base salary (excluding increases in base salary subsequent to the Recapitalization), plus an additional 5% of base salary (excluding such increases) for each percentage point by which actual EBITDA for such year exceeds such specified target.

     The Employment Agreements provide that, if UCAR terminates the employment of a Senior Executive without cause or a Senior Executive resigns for good reason, the Senior Executive will be entitled to severance payments and enhanced pension benefits. Retirement prior to January 26, 1998 is considered resignation without good reason. If such termination or resignation for good reason occurs on or prior to January 26, 1998, severance payments will equal 2.99 times the sum of the Senior Executive's base salary and his prior year's Annual Plan Variable Compensation. If such termination or resignation for good reason occurs after January 26, 1998, severance payments will equal two times the sum of the Senior Executive's base salary and his prior year's Annual Plan Variable Compensation, reduced by any pension payments paid by the Company under its qualified and nonqualified pension plans for the two-year period following such termination (or, if the Senior Executive elects to defer receipt of such benefits, the amount the Senior Executive would have received). In addition, in connection with any such termination or resignation for good reason, the Senior

Executive's pension benefits will be calculated as if the Senior Executive had an additional three years of age and three years of service. These benefits shall be payable commencing immediately following termination of employment and shall not be reduced for early commencement of benefits.

     Management Stock Option Plan

     In connection with the Recapitalization, UCAR adopted the UCAR International Inc. Management Stock Option Plan (the 'Management Stock Option Plan'). Certain management employees of the Company (including the Named Executive Officers) are eligible to participate in the Management Stock Option Plan. The exercise price per share of an option granted under the Management Stock Option Plan is the fair market value of a share of Common Stock on the date of grant. The exercise price of options may, under certain circumstances, be paid with shares to be issued upon exercise of such options. The shares so reserved and any shares subject to, and the exercise prices of, options are subject to adjustment for stock dividends, stock splits, share combinations and certain other events. All options which have been or may be granted under the Management Stock Option Plan are non-qualified stock options.

     UCAR has the right to cancel options granted under the Management Stock Option Plan in the event of a change in control, in which event UCAR is required to pay the participant an amount equal to the difference between the exercise price of the cancelled options and the fair market value of the underlying shares. For this purpose, a change in control occurs on (i) the date on which any person (other than Blackstone) beneficially owns more than 35% of the total voting power of UCAR and Blackstone beneficially owns a lesser percentage of such voting power and does not have the right or ability to elect or designate for election a majority of the Board or (ii) the date, at the end of any two year period, on which individuals, who at the beginning of such period were directors of UCAR, or individuals nominated or elected by a vote of 66 2/3% of such directors or directors previously so elected or nominated ('Incumbent Directors'), cease to constitute a majority of the Board.

     1995 Directors Stock Plan

     In connection with the Initial Offering, UCAR adopted the UCAR International Inc. 1995 Directors Stock Plan (the '1995 Directors Stock Plan'). All directors who are not employees of the Company or Blackstone participate in the 1995 Directors Stock Plan. The 1995 Directors Stock Plan is administered by the Organization and Compensation Committee. The 1995 Directors Stock Plan will expire on January 1, 2000.

     The 1995 Directors Stock Plan provides that each director who was a participant on or before January 1, 1996 would be granted 1,000 shares of Common Stock, which have and will become non-forfeitable over five years at the rate of 200 shares per year on January 1 of each year commencing January 1, 1996. The 1995

Directors Stock Plan further provides that a director who becomes a participant after January 1, 1996 will be granted that number of shares of Common Stock equal to 200 times the number of full or partial years between such date and

December 31, 1999, which shares will become non-forfeitable in the same manner. If a participant ceases to be a director after age 65 or by reason of death or disability or in the event of a change in control as defined therein, the shares which have not otherwise become non-forfeitable shall immediately become non-forfeitable. A change in control has the same meaning as it has under the Management Stock Option Plan.

     Each participant in the 1995 Directors Stock Plan has voting rights with respect to those shares which are non- forfeitable. On each date on which shares become non-forfeitable, a cash payment will be made by the Company to the participant for the purpose of paying any federal, foreign or state income tax liabilities associated with the award of those shares.

     Deferral Plan

     The Company maintains a compensation deferral plan (the 'Deferral Plan') for the benefit of its United States- paid management employees who participate in variable compensation programs (including the Senior Executives). The Deferral Plan is effective for compensation that would otherwise be paid on or after January 1, 1995. Under the Deferral Plan, participants are able to defer up to 85% of their variable compensation awarded and/or up to 50% of their base salary. Contributions to the Deferral Plan will mirror the investment experience of a fixed income fund, a balanced fund or an equity fund (which equity fund does not relate to the Common Stock), pursuant to the election of the participant. The Deferral Plan also restores the Savings Plan matching contribution lost on compensation between $150,000 and $235,840 (as such amounts may be increased under Section 415(d) of the Internal Revenue Code of 1986, as amended (the 'Code')) because of the limitations imposed under Section 401(a)(17) of the Code, provided that the employee is participating in the Savings Plan and the Deferral Plan. Distributions from the Deferral Plan generally will be made upon retirement or other termination of employment, unless further deferred by the participant. In addition, a participant may irrevocably elect to receive interim distributions prior to retirement or other termination of employment.

     Retirement Plan

     Prior to February 25, 1991, substantially all of the Company's domestic employees participated in the Union Carbide retirement program (the 'Union Carbide Retirement Program'). Effective February 25, 1991, the Company adopted its own similar retirement program (the 'UCAR Retirement Plan'). The cost of the UCAR Retirement Plan is borne entirely by the Company. The UCAR Retirement Plan covers substantially all employees of the Company in the United States, including the Named Executive Officers (other than Mr. Marcellin) and certain United States nationals employed by foreign subsidiaries. Retirement and death benefits related to employee service through February 25, 1991 are covered by the Union Carbide Retirement Program. Benefits paid by the Union Carbide Retirement Program are based on final average pay through February 25, 1991 plus salary increases (not to exceed 6% per year) through January 26, 1995. All employees of the Company who retired prior to February 25, 1991 are covered under the Union Carbide Retirement Program. Subject to certain limitations, all service and earnings recognized under the Union Carbide Retirement Program prior to February 25, 1991 is recognized under the UCAR Retirement Plan.


     The following table sets forth the estimated annual benefits payable, based on the indicated credited years of service and the indicated average annual compensation used in calculating benefits, assuming a normal retirement at age 65 in 1996, under the combined qualified and non-qualified pension plans of the Company and Union Carbide.

                             RETIREMENT PLAN TABLE

                                            YEARS OF SERVICE
AVERAGE ANNUAL    --------------------------------------------------------------------
 COMPENSATION        15          20          25          30          35          40
--------------    --------    --------    --------    --------    --------    --------
  $  100,000      $ 22,500    $ 30,000    $ 37,500    $ 45,000    $ 52,500    $ 60,000
     150,000        33,750      45,000      56,520      67,500      78,750      90,000
     250,000        56,250      75,000      93,750     112,500     131,250     150,000
     500,000       112,500     150,000     187,500     225,000     262,500     300,000
     750,000       168,750     225,000     281,250     337,500     393,750     450,000
   1,000,000       225,000     300,000     375,000     450,000     525,000     600,000

     Under the UCAR Retirement Plan, the monthly amount of an employee's retirement benefit upon retirement at age 65 is a percentage of average monthly compensation received during the three year period preceding retirement, or the highest average monthly compensation received during any three calendar years in the 10 calendar years preceding retirement if it would result in a higher pension benefit, multiplied by the number of years of service credit, less up to 50% of projected primary Social Security benefits and deducting therefrom any public pension except any military pension or any benefit under the Federal Social Security Act. An employee who is (i) age 62 or over with ten or more years of service credit or (ii) whose age and service credit add up to 85 may voluntarily retire earlier than age 65 with a retirement benefit unreduced because of early retirement, based on years of service credit at the date of retirement. The compensation covered by the UCAR Retirement Plan includes salary and certain variable compensation and includes profit sharing under group plans for employees in the United States in an amount up to 8% of the employee's base salary. The benefits payable reflected in the Retirement Plan Table are calculated on a straight-life annuity basis and are subject to an offset for such Social Security benefits.

     For federal income tax purposes, the amount of benefits that can be paid from a qualified retirement plan is restricted. The Company has adopted non-qualified unfunded plans for payment of those benefits at retirement that cannot be paid from its qualified retirement plan. Employees who retire after January 1, 1994 may elect to receive the payment of benefits from these non-qualified unfunded plans monthly, in a lump sum payment or in annual payments over up to five years. Employees may elect to defer receipt of these lump sums under the Deferral Plan. The practical effect of these non-qualified plans is to calculate benefits to all employees on uniform basis, including those who are officers and directors.


     Benefits under these non-qualified plans are generally paid out of the general assets of the Company, although they may also be paid through a grantor trust adopted by the Company or by purchase of annuities. If the Company purchases annuities, this would not increase the after-tax amount of benefits to which employees are entitled, but would relieve the Company of liability for the benefits under the non-qualified plans covered by such annuities.

     As of February 28, 1997, Mr. Krass, age 60, is credited with 34 years of service; Mr. Hart, age 60, is credited with 36 years of service; Mr. Mancino, age 54 is credited with 21 years of service; Mr. Wiemels, age 52, is credited with 29 years of service; and Mr. Wolf, age 52, is credited with 29 years of service.

     Employees of the Company's French subsidiary, which include Mr. Marcellin, participate in three contributory retirement plans. Two of these plans are mandated by French law and one is sponsored by the Company. In addition, employees hired prior to 1969 and who were age 30 with at least 15 years of service at December 31, 1989 (as was Mr. Marcellin) are entitled to benefits under two other pension plans sponsored by the Company. If Mr. Marcellin (age 62 as of February 28, 1997) had retired in 1996, his aggregate annual benefits at age 65 under these plans would have been approximately $180,000.

     Benefit Security

     UCAR has adopted a grantor trust to assist it in providing for payment of certain benefit plan obligations to management of the Company which are currently paid out of the general assets of the Company. The trust may be used to set aside compensation which is deferred under the Deferral Plan. The trust may also be used to set aside accrued benefits under nonqualified retirement plans and severance obligations under the Employment Agreements. The trust contains a benefits protection account which makes funds available to the trustee to assist participants and their beneficiaries in enforcing their claims with respect to those benefits and obligations upon a change in control. UCAR may from time to time contribute assets to or, with the approval of a majority of the Board, withdraw assets from the trust (other than from the benefits protection account to which $250,000 has been contributed), except that no withdrawal can be made after a change in control until all such benefits and obligations are paid or discharged. The Board may amend or terminate the trust at any time prior to a change in control. Upon a change of control, the trust becomes irrevocable, UCAR is required to make contributions to the trust sufficient to discharge such obligations or pay such benefits and the trustee is required to use the amounts held in the trust for such purposes. Upon a change in control, no amendment of the trust may be adopted without the written consent of a majority of the participants and the beneficiaries who are receiving benefits. Consistent with the requirements of applicable law, the assets of the trust are subject to the claims of creditors of UCAR in the event of UCAR's insolvency or bankruptcy. A change in control has the same meaning as it has for the

Management Stock Option Plan, except that any transaction approved by a majority of the Incumbent Directors shall not constitute a change in control if so determined by two-thirds of the Incumbent Directors.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Robert P. Krass, the Chairman of the Board, President and Chief Executive Officer of UCAR, served on the Compensation Committee since its formation in December 1993 until its merger into the Organization and Compensation Committee in May 1996, when he resigned from the Committee.

  REPORT OF THE BOARD ON EXECUTIVE COMPENSATION

     In accordance with the rules and regulations of the Commission, the following report of the Board and the Performance Graph appearing immediately thereafter shall not be deemed to be soliciting material within the meaning of Regulations 14A and 14C under the Exchange Act filed with the Commission under the Exchange Act or otherwise subject to such Regulations 14A or 14C or the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document filed with Commission.

     The compensation of executive officers of the Company for 1996 was a continuation of the compensation philosophy adopted in 1995 in connection with the Recapitalization and reflects both the long-held philosophy of senior management regarding compensation and the impact of various transactions that have affected the Company as well as the impact of changes in the Company's industry.

     Senior management has consistently held a philosophy that the Company's success is attributable to the efforts of its employees, including its executive officers and other senior and mid-level executives. As a result, it has sought to establish base and incentive compensation programs and benefit arrangements at levels sufficient to retain, attract and motivate qualified personnel. In addition, senior management has sought to provide incentive compensation programs which align compensation with performance of the Company and provide amounts of incentive compensation commensurate with the difficulties and risks associated with achieving various levels of performance. Finally, it has sought to make the Company's incentive compensation broad-based, extending to all senior and mid-level management (and, as appropriate, to other employees) who may contribute to the performance of the Company.

     The Company has been the subject of three major transactions which have affected executive compensation. On February 25, 1991, Union Carbide, which had been the parent of the Company for almost 75 years, sold 50% of the common equity of the Company to a joint venture partner. On January 26, 1995, the Company consummated the Recapitalization, pursuant to which: (i) UCAR issued Common Stock representing approximately 75% of the then outstanding Common Stock to Blackstone and other investors, including certain members of management; (ii) UCAR refinanced and increased its outstanding debt by approximately $710 million; and (iii) UCAR repurchased all of the common equity then held by the joint venture partner and paid to Union Carbide a cash dividend on the common equity then owned by Union Carbide, which equity thereafter represented approximately 25% of the then outstanding Common Stock. In August 1995, UCAR completed the Initial Offering and, as part of the Initial Offering, Union

Carbide sold all of the Common Stock then owned by it.

     Prior to the Recapitalization, compensation consisted primarily of salaries, annual bonuses, the Long Term Plan and broad-based group benefit and profit sharing plans. Since the Company was wholly owned by Union Carbide and its joint venture partner, management had no equity interest in the Company.

     In connection with the Recapitalization, new compensation programs were adopted by the Board which sought to implement the philosophy described above. These programs also sought to encourage management to invest in UCAR to provide for risk-sharing with the new owners of UCAR, to obtain long term commitments from management to work toward meeting new financial goals for the Company and to provide potential short term and long term rewards to reflect the Company's radically different risk and opportunity profile. To achieve these goals, these programs consisted of several elements. One element was obtaining contractual commitments, supported by non-competition covenants, from each Senior Executive to remain with UCAR for at least three years. In addition, UCAR increased salaries and annual incentive compensation of the Senior Executives to levels competitive with those of comparable companies. As the second element, UCAR offered members of management the opportunity to share the risks and rewards of equity ownership by enabling them to invest their payments under the Long Term Plan in equity of UCAR. UCAR provided an incentive for such investments with grants of matching restricted stock and facilitated such investments with tax loans and tax gross-ups to cover tax consequences arising from such investments. The third element consisted of grants of options under the Management Stock Option Plan to provide long term incentives based on the value of the equity of UCAR. Options were granted to approximately 70 participants. A portion of the options granted to each participant vested only upon achievement of certain financial targets ('performance options') and the balance vested ratably over five years (the 'time options'), with all such options being forfeited upon termination of employment under various circumstances not in the best interests of the Company. The final element consisted of Supplemental Plan Variable Compensation to the Senior Executives and certain other members of management which was designed to provide short term performance-based incentives.

     The Company's financial performance has improved significantly over the past five years, as reflected in the appreciation of the value of the equity of the Company. This improvement has been due in large part to business strategies developed and implement by management. This improved financial performance made feasible both the Recapitalization and the Initial Offering. Under the terms of the Management Stock Option Plan, all time options granted thereunder automatically vested upon the Initial Offering. In addition, in connection with the Initial Offering, the Board accelerated the vesting of the performance options which would otherwise have vested upon achievement of the targets for 1995, 1996 and 1997.

     The 1996 compensation of the Chief Executive Officer was based on the Company's performance and enhanced by his individual performance. Mr. Krass participated in the same compensation programs and benefit plans as other members of senior and mid-level management, although at greater levels which reflect his increased responsibility and contribution to the Company's performance and long term success. Other than his base salary, which was set by the term of his Employment Agreement, Mr. Krass' compensation for 1996 consisted primarily of incentive compensation based on the Company's financial performance. Mr. Krass' compensation for 1996 (as well as that of the other executive officers) was determined by the Board as described above.

     Section 162(m) of the Code limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of the $1 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. While the Board considered the impact of Section 162(m) in connection with adopting the new compensation programs described above and certain of the Company's incentive compensation plans in which senior management may participate have been designed so that, under certain circumstances, awards thereunder or participation therein may qualify for an exemption to the $1 million limit on tax deductibility under Section 162(m), the Board does not believe that Section 162(m) is dispositive as to the amount or types of compensation to be paid to senior management or the conditions to payment of such compensation.

                                          Robert P. Krass
                                          R. Eugene Cartledge
                                          John R. Hall
                                          Glenn H. Hutchins
                                          Robert D. Kennedy
                                          Howard A. Lipson
                                          Peter G. Peterson
                                          Stephen A. Schwarzman

     This report is submitted by the Board which participated as a whole in the adoption and implementation of the compensation philosophy discussed above, except that Messrs. Hall and Cartledge, who were not members of the Board at the time of the initial actions described in the report, participated solely in the approval of bonuses for 1996.

  PERFORMANCE GRAPH

     The graph set forth below shows cumulative total return to stockholders on an initial investment of $100 in shares of Common Stock as compared to an initial investment of $100 in the Standard & Poor's 400 Midcap Index and the NYSE Industrials Index over the period from August 10, 1995, the first trading date of the Common Stock in connection with the Initial Offering, through December 31, 1996. Total return assumes dividend reinvestment. The stock price performance shown on the graph is not necessarily indicative of future stock price performance.

                              [PERFORMANCE GRAPH]

Source: Compustat, Bloomberg

                                                              10 AUG 95    31 DEC 95    31 DEC 96
                                                              ---------    ---------    ---------
UCAR INTERNATIONAL INC.....................................     100.00       125.58       140.00
S&P MIDCAP 400 INDEX.......................................     100.00       106.41       126.87
NYSE INDUSTRIALS...........................................     100.00       109.80       133.62

  SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of February 28, 1997, the number and percentage of outstanding shares of Common Stock owned beneficially by: (i) each stockholder known by UCAR to own more than 5% of the outstanding shares of Common Stock; (ii) each director of UCAR; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers as a group.

                                                                            BENEFICIAL OWNERSHIP
                                                                   ---------------------------------------
                                                                                          PERCENTAGE OF
              NAME AND ADDRESS OF BENEFICIAL OWNER                 NUMBER OF SHARES     OUTSTANDING SHARES
----------------------------------------------------------------   ----------------     ------------------
Blackstone Management Associates II LLC ('BMA II')(a) ..........       9,137,385(b)            19.5%
  345 Park Avenue
  New York, NY 10154
Chase Equity Associates, L.P.(b) ...............................          24,745                  *
  270 Park Avenue
  New York, NY 10017
American Express Financial Corporation .........................       2,466,365(c)             5.3%
  IDS Tower 10

  Minneapolis, MN 55440
FMR Corp  ......................................................       3,604,200(c)             7.8%
  82 Devonshire Street
  Boston, MA 02109
Neuberger & Berman, LLC  .......................................       6,052,000(c)            13.0%
  605 Third Avenue
  New York, NY 10158
Oppenheimer Group, Inc.  .......................................       4,435,886(c)             9.5%
  Oppenheimer Tower
  World Financial Center
  New York, NY 10281
Wellington Management Company, LLP  ............................       3,557,033(c)             7.7%
  75 State Street
  Boston, MA 02109
Robert P. Krass(b)(d)(e)(f).....................................       1,144,754                2.4%
Robert J. Hart(b)(d)(f).........................................         499,500                1.1%
Peter B. Mancino(b)(d)(f).......................................         235,903                  *
Maurice Marcellin(g)............................................           2,000                  *
William P. Wiemels(b)(d)(f).....................................         322,136                  *
Fred C. Wolf(b)(d)(f)...........................................         188,695                  *
R. Eugene Cartledge(h)(i).......................................           3,800                  *
John R. Hall(i)(j)..............................................           2,000                  *
Glenn H. Hutchins(k)............................................       9,137,385               19.5%
Robert D. Kennedy(d)(i).........................................           5,000                  *
Howard A. Lipson(k).............................................       9,137,385               19.5%
Peter G. Peterson(k)............................................       9,137,385               19.5%
Stephen A. Schwarzman(k)........................................       9,137,385               19.5%
Directors and executive officers as a group(l) (13 persons).....      11,781,604               25.2%

                                                        (Footnotes on next page)

(Footnotes from previous page)

------------------

 *         Represents holdings of less than one percent

(a)        BMA II, as the general partner of BCP, BOCP and BFIP, exercises voting and dispositive power with respect to the shares beneficially owned by Blackstone.

(b)        9,137,385 shares, or 19.5%, of the outstanding shares (before the Offering) are held collectively by BCP,
           BOCP and BFIP. BCP, BOCP and BFIP may be deemed beneficially to own 9,969,919 shares, or 21.3%, of the outstanding shares (before the Offering), collectively, due to (i) an agreement between Blackstone and Chase
           Equity Associates, L.P. pursuant to which Chase Equity Associates, L.P. has agreed to vote its shares in the same manner as Blackstone votes its shares and (ii) agreements between Blackstone and certain members of management pursuant to which they have agreed to vote their shares in the same manner as Blackstone votes its shares, all of which agreements are expected to terminate upon the closing of the Offering. If the Offering closes, the over-allotment option granted by Blackstone in connection with the Offering as described in the
           Registration Statement is not exercised in full and shares of Common Stock are repurchased by UCAR from

           Blackstone upon the closing of the Offering (the 'Blackstone Share Repurchase') as described in the
           Registration Statement (and excluding certain shares of Common Stock retained by Blackstone, which shares are allocable to certain of Blackstone's partners), Blackstone will own approximately 1.3% of the outstanding shares of Common Stock.

(c)        The information provided for such stockholder is based solely upon a Schedule 13-G filed by such stockholder with the Commission for December 31, 1996 and provided to UCAR. Such stockholder may be part of a group which filed such Schedule 13-G jointly.

(d)        Each such person's business address is 39 Old Ridgebury Road, Danbury, CT 06817.

(e)        Includes 214,853 shares held by Krass Family Limited Partnership, a limited partnership of which Mr. Krass is the general partner. Mr. Krass disclaims beneficial ownership of such shares.

(f)        Includes shares subject to vested options under the Management Stock Option Plan as follows: Mr. Krass,
           808,654 shares; Mr. Hart, 313,147 shares; Mr. Mancino, 216,794 shares; Mr. Wiemels, 264,518 shares; and Mr.
           Wolf, 170,253 shares.

(g)        Such person's business address is UCAR S.N.C., 4 Place des Etats-Unis, SILIC 214, F-94518 RUNGIS-CEDEX,
           France.

(h)        Such person's address is 6 Skidaway Village Walk, Suite 203-B, Savannah, GA 31411.

(i)        Includes shares granted under the 1995 Directors Stock Plan.

(j)        Such person's business address is 1000 Ashland Drive, Russell, KY 41169.

(k)        Each such person's business address is c/o The Blackstone Group L.P., 345 Park Avenue, New York, NY 10154.
           Messrs. Peterson, Schwarzman, Hutchins and Lipson are members of BMA II. Beneficial ownership of shares by such four individuals includes the shares beneficially owned by Blackstone. Each of such persons disclaims beneficial ownership of such shares.

(l)        Includes 1,773,366 shares of Common Stock subject to vested options granted under the Management Stock Option
           Plan. Includes the shares of Common Stock beneficially owned by Blackstone as described in note (k) above.

  SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires UCAR's directors and officers and holders of more than 10% of the outstanding shares of Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of UCAR. UCAR believes that, during 1996, its directors and officers and holders of more than 10% of the outstanding shares of Common Stock complied with all reporting requirements under Section 16(a).

  CERTAIN TRANSACTIONS

     UCAR, Blackstone and Chase Equity Associates, L.P. are parties to an Amended and Restated Stockholders' Agreement (the 'Stockholders' Agreement') which granted certain registration rights, restricted certain transactions between UCAR and Blackstone, contained certain transfer restrictions, granted certain'tag-along' and 'drag-along' rights and provided for certain rights and obligations relating to voting shares of Common Stock held by Chase Equity Associates, L.P. UCAR currently pays a monitoring fee of approximately $1 million per year to Blackstone as permitted by the Stockholders' Agreement. It is expected that, in connection with the closing of the Offering and the Blackstone Share Repurchase, such payments and all provisions of the Stockholders' Agreement will terminate other than the provisions relating to certain registration rights and indemnification and reimbursement of expenses in connection with registration rights and monitoring services.

     In connection with the Offering, UCAR has agreed to repurchase from Blackstone 1,300,000 shares of Common Stock upon the closing of the Offering at the same price per share at which the shares to be sold in the Offering will be sold, which repurchase will constitute a part of UCAR's previously announced stock repurchase program. The obligation to consummate such repurchase is conditioned on the closing of the Offering.

     In connection with the Recapitalization, certain members of management entered into agreements with UCAR and UCAR adopted a stock option plan (known as the Management Stock Option Plan) and an equity ownership program structured with the advice of Blackstone. These agreements, plan and program contained certain 'holdback' provisions, provided for certain 'drag-along' and 'tag-along' rights, granted certain registration rights, contained certain transfer restrictions, provided for certain interest-free tax assistance loans and related collateralization arrangements and provided for certain rights and obligations relating to the voting of shares of Common Stock held by certain members of management. In connection with the closing of the Offering and the Blackstone Share Repurchase, such provisions will terminate, other than those related to such loans and loan collateralization which shall be modified to release UCAR securities constituting such collateral to the extent the value of such collateral exceeds the principal amounts of such loans, to require the pledge of additional collateral if at any time the value of the collateral then pledged to secure such loans is less than the principal amount thereof and to provide that such loans become due upon retirement, termination of employment or sale of collateral.

     UCAR provided such loans (i) in an aggregate amount of $2 million to members of management who purchased shares of Common Stock and received additional restricted matching stock pursuant to such equity ownership program and (ii) in the aggregate amount of $1 million to those of such persons who elected to recognize income at the time they received a grant of matching restricted stock pursuant to Section 83(b) of the Code. In addition, UCAR has agreed to gross-up the income tax liability on such loans (at such time as such liability is incurred) by paying the borrowers such additional amounts as are necessary to compensate them for the incremental income taxes due on the imputed interest income recognized because of the interest free nature of the loans. Although the loans generally are non-recourse to the borrowers, UCAR will be permitted to offset severance payments which are otherwise payable to the borrowers upon their termination of employment by the amount of any outstanding loan. The loans are secured by all shares and options issued pursuant to such purchases and grants and such stock option plan and payment on the loans must be made upon sales of the shares securing such loans (including shares issued upon an exercise of options, but excluding the sale of certain shares given or which may be given to family members or charities) in an amount equal to 20% of the net pre-tax proceeds of such sales until the loans are paid in full. Upon the closing of the Offering, such collateralization arrangements and repayment terms will be changed as described in the preceding paragraph. The outstanding amount of each such loan to a Named Executive Officer at December 31, 1996 and February 28, 1997, which is also the largest aggregate amount of each such loan outstanding during 1996, was: $1,281,832 for Mr. Krass; $780,162 for Mr. Hart; $102,547 for Mr. Mancino; $228,166 for Mr. Wiemels; and $102,547 for Mr. Wolf.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING OF STOCKHOLDERS FOR 1998

     Proposals which stockholders wish to have considered for inclusion in the proxy statement for the annual meeting of stockholders for 1998 must be received at UCAR's principal executive office on or before December 4, 1997. The By-Laws provide that notice of a proposal by a stockholder must be received by the Secretary of UCAR not later than 80 days before the meeting before which such proposal is to be brought, except in certain circumstances, and must contain detailed information regarding such proposal and the stockholder making such proposal.

OTHER INFORMATION

     The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. The nominees receiving a plurality of the votes cast will be elected as directors. Only those votes cast for or against a proposal are used in determining the results of a vote. Abstentions and broker non-votes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum. With respect to the approval of any particular proposal, abstentions are considered present at the meeting, but since they are not affirmative votes for the proposal they will have the same effect as votes against the proposal. Broker non- votes, on the other hand, are not considered present at the meeting for the particular proposal for which the broker withheld authority to vote.

     In addition to the solicitation of proxies by mail, officers or other employees of the Company, without extra remuneration, may solicit proxies by telephone or personal contact. UCAR will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of shares of Common Stock and will pay such persons for forwarding such material. All costs for the solicitation of proxies by the Board, anticipated to be approximately $10,000, will be borne by UCAR. A list of stockholders entitled to vote at the meeting will be available for examination by stockholders during ordinary business hours during the 10 days prior to the meeting at UCAR's principal executive offices at 39 Old Ridgebury Road, Danbury, Connecticut 06817.

                            UCAR INTERNATIONAL INC.
                         PROXY/VOTING INSTRUCTION CARD

      This proxy is solicited on behalf of the Board of Directors of UCAR International Inc. for the Annual Meeting of Stockholders on May 13, 1997

     The undersigned appoints Robert P. Krass, William P. Wiemels and Peter B. Mancino, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of UCAR International Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 13, 1997, and at any adjournment or postponement thereof, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of the nominees listed on the reverse side. If you are a participant in the UCAR Carbon Savings Plan (the "Savings Plan"), the front of this Proxy Card shows units allocated to you under the Savings Plan. The actual number of shares allocated to you and which will be voted on your behalf at the Annual Meeting of Stockholders in respect of such units may vary slightly in accordance with the provisions of the Savings Plan.

                      (Continued, and to be dated and signed, on the other side)


                                       UCAR INTERNATIONAL INC.
                                       P.O. BOX 11202
                                       NEW YORK, N.Y. 10203-0202

1. Election of Directors   FOR all nominees  / /   WITHHOLD AUTHORITY to vote  / /   *EXCEPTIONS  / /
                           listed below.           for all nominees listed below.

Nominees:  Robert P. Krass, R. Eugene Cartledge, John R. Hall and Robert D.
           Kennedy and, except as otherwise described in the Notice of Annual Meeting of Stockholders to be held on May 13, 1997 and Proxy Statement, Glenn H. Hutchins, Howard A. Lipson, Peter G. Peterson and Stephen A. Schwarzman.

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the
              "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

If you plan to attend the
meeting please check here. / /

             Change of Address and
             or Comments Mark Here  / /



The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, both stockholders should sign. Persons signing as Attorney, Executor, Administrator, Trustee or
Guardian should give their full title.


Dated: _________________________________, 1997


______________________________________________
                   (Signature)

______________________________________________
                   (Signature)

Votes must be indicated
(x) in Black or Blue ink. / /

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY